Exhibit 10.9

MASTER AGREEMENT

between

APB WINGLETS COMPANY, LLC.,
D.B.A. AVIATION PARTNERS BOEING

and

LMI AEROSPACE, INC.

APB-LMI-001

TABLE OF CONTENTS
TITLE PAGE
TABLE OF CONTENTS
AMENDMENT PAGE
RECITAL PAGE

1.0	DEFINITIONS			1

2.0	TERM OF AGREEMENT, ORDERS			3
	2.1	Term of Agreement		3
	2.2	Follow-on Models		3
	2.3	Order Quantity		3
	2.4	Issuance of Orders		4
	2.5	Orders Containing Additional Terms		4
	2.6	Written Authorization to Proceed		4
	2.7	Rejection of Purchase Order		5

3.0	TITLE AND RISK OF LOSS			5

4.0	DELIVERY PROCESS/INVOICE EVENT			5
	4.1	Delivery Requirements		5
	4.2	Delivery Process		5
	4.3	Shipment Notification		5
	4.4	Non-Excusable Delay		6
		4.4.1.	Delivery Performance	6
		4.4.2.	Notification	6
		4.4.3.	Mitigation	6
		4.4.4.	APB’s Rights	6
	4.5	Notice of Labor Disputes		7

5.0	ON-SITE REVIEW AND RESIDENT REPRESENTATIVES			7
	5.1	Review		7
	5.2	Resident Representatives		7

6.0	PAYMENT/PRICING			8
	6.1	Product Pricing		8
	6.2	Payment		8
	6.3	Amortization of Nonrecurring Price		8

7.0	PACKING AND SHIPPING			8
	7.1	Packaging		8
	7.2	General		9
	7.3	Requirements for each Shipment		9
	7.4	Tariff Declaration		9
	7.5	Unit Container Markings		9
	7.6	Shipping Container Markings		9

8.0	QUALITY ASSURANCE, INSPECTION, REJECTION, & ACCEPTANCE			10
	8.1	QA/Inspection/PMA		10
	8.2	Quality Management System		10
		8.2.1.	Supplier Quality Plan	10
		8.2.2.	Inspection	10

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Master Agreement No. APB-LMI-001

	8.3	Federal Aviation Administration or Equivalent Government Agency Inspection		11
	8.4	APB’s Inspection, Acceptance and Rejection		11
	8.5	Certificate of Conformity (C of C)		12
	8.6	Airworthiness Tag Requirement		12
	8.7	Retention of Records; Compliance with Standards		12
	8.8	Digital Data Control System		12
	8.9	First Article Inspection		13
	8.10	Tool Control System		13
	8.11	Direct Sales/Regulatory Approvals		13

9.0	PRODUCTION RATE			13

10.0	CHANGES			13
	10.1	Change Orders		13
	10.2	Examination of Records for Changes		14
	10.3	Computation of Equitable Adjustment		14
	10.4	Obsolescence		14
	10.5	Configuration		14
		10.5.1	Configuration Changes	15
	10.6	Planning Schedule		15

11.0	ACCELERATION/DECELERATION AT NO COST			15

12.0	PRODUCT SUPPORT AND ASSURANCE			15
	12.1	Warranty		15
	12.2	Insurance		16
		12.2.1	Products and Completed Operations Liability	16
		12.2.2	Property Insurance	17
		12.2.2.1	Certificate of Insurance	17
		12.2.2.2	Notice of Damage or Loss	17
	12.3	Manufacturing/Design Indemnities		17
	12.4	Notice of Claim		18

13.0	TERMINATION FOR CONVENIENCE			18
	13.1	Basis for Termination; Notice		18
	13.2	Termination Instructions		18
	13.3	LMI’s Claim		19
	13.4	Failure to Submit a Claim		19
	13.5	Partial Termination		19
	13.6	Exclusions or Deductions		19
	13.7	Partial/Payment		20
	13.8	LMI’s Accounting Practices		20
	13.9	Records		20

14.0	EVENTS OF DEFAULT AND REMEDIES			20
	14.1	Events of Default		20
	14.2	Remedies		21

Master Agreement No. APB-LMI-001

15.0	EXCUSABLE DELAY		22

16.0	SUSPENSION OF WORK		23

17.0	TERMINATION OR CANCELLATION AND INDEMNITY AGAINST
	SUBCONTRACTOR CLAIMS		23

18.0	ASSURANCE OF PERFORMANCE		23
	18.1	LMI to Provide Assurance	23
	18.2	Meetings and Information	24

19.0	LEAD TIMES		24

20.0	PERFORMANCE VISIBILITY		24

21.0	RESPONSIBILITY FOR APB PROPERTY		24

22.0	LIMITATION OF LMI’S RIGHT TO ENCUMBER ASSETS		24

23.0	PROPRIETARY INFORMATION AND MATERIALS		25
	23.1	License of LMI’s Background Proprietary Information and Inventions	27

24.0	COMPLIANCE WITH LAWS		28
	24.1	LMI’s Obligation	28
	24.2	Export Controls	28

25.0	INTEGRITY IN PROCUREMENT		28

26.0	INFRINGEMENT		28

27.0	NOTICES		29
	27.1	Addresses	29
	27.2	Effective Date	29
	27.3	Approval or Consent	29

28.0	PUBLICITY		29

29.0	RESPONSIBILITY FOR PERFORMANCE		29
	29.1	Flowdown of Requirements	29
	29.2	Performance during Disputes	30
	29.3	Disputes	30
	29.4	Subcontracting	30
	29.5	Reliance	31
	29.6	Assignment	31

30.0	PRODUCT SUPPORT		31
	30.1	Policy	31
	30.2	Scope	31
	30.3	AOG Response	32
	30.4	Routine/ Class II Response	32
	30.5	Designation by APB	32
	30.6	Reclassifications or Re-exercises	32
	30.7	Spare Parts Pricing	32
	30.8	Packaging of Spare Parts	32
	30.9	Special Handling	33
	30.10	LMI’s Spares Point of Contact	33
	30.11	Communication Response Times	33
	30.12	General Product Support Requirements	33

Master Agreement No. APB-LMI-001

		30.12.1	Resolution of Product Warranty Claims	33
		30.12.2	Technical Assistance Requests-Product Manufacture	34
		30.12.3	Agreement to Manufacture and Sell	34

31.0	TOOLING			34

32.0	APB-OWNED TOOLING			34

33.0	STATUS REPORTS/REVIEWS			35

34.0	APB-FURNISHED MATERIAL AND DATA			35

35.0	INVENTORY AT CONTRACT COMPLETION			35

36.0	CONFIGURATION CONTROL OF PRODUCTS			35

37.0	NON-WAIVER			36

38.0	HEADINGS			36

39.0	PARTIAL INVALIDITY			36

40.0	APPLICABLE LAW; JURISDICTION			36

41.0	AMENDMENT			36

42.0	LIMITATION			36

43.0	LITIGATION			37
	43.1	Rebates		37

44.0	ENTIRE AGREEMENT/ORDER OF PRECEDENCE/SURVIVAL			37
	44.1	Entire Agreement		37
	44.2	Incorporated by Reference		37
	45.3	Order of Precedence		37

45.0	SURVIVAL			38

Master Agreement No. APB-LMI-001

AMENDMENTS/ADDENDUMS

Amend Number	Description	Date	Approval

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Master Agreement No. APB-LMI-001

MASTER AGREEMENT

THIS MASTER AGREEMENT is entered into as of ___________, by and between LMI AEROSPACE, INC., ("LMI') with Corporate Headquarters in St. Charles, Missouri, doing business in Savannah, Georgia, and APB Winglets Company, LLC. ("APB"), D.B.A. Aviation Partners Boeing, a Limited Liability Company (LLC) with its principal office in Seattle, Washington.

PREAMBLE

A.
APB designs, purchases, tests, certifies, installs, sells, and supports Blended Winglet Systems. A Blended Winglet system is a curved wingtip device and all associated hardware installed on Boeing commercial aircraft.

B.	LMI desires to provide procurement, manufacturing, and kitting of wing modification parts and assemblies for the 767-300ER/F aircraft in accordance with the terms of this Agreement.

Now therefore, in consideration of the mutual covenants set forth herein, the parties agree as follows:

1.0                      DEFINITIONS

The definitions set forth below shall apply to this Agreement and any Order. Words importing the singular number shall also include the plural number and vice versa and reference to "including" shall mean "including but not limited to."

A.	"Agreement" means this Master Agreement as amended from time to time by addendum or otherwise.

B.	“Aircraft" means airplanes modified by APB containing Product(s) supplied by LMI to APB under this Agreement.

C.	"Airplane-On-Ground" or "AOG" means the highest Spare Part priority.

D.	"APB" means APB Winglets Company, LLC.

E.
"APB Proprietary Spare" means any Spare Part which is manufactured (i) by APB, or (ii) to APB's detailed designs with APB's authorization or (iii) in whole or in part using APB's proprietary materials.

F.	"Assembly" means one or more machined or formed parts that are mechanically assembled.

G.
“Correction" means Repair, correction or provision of a defective Product to bring it into compliance with all requirements of an applicable warranty, or at LMI's option, replacement of such Product with a new Product that meets all requirements of the warranty.

Master Agreement No. APB-LMI-001

H.
"Customer" means any owner, lessee, operator or user or designee of such owner, lessee or operator of an aircraft or any Product and any other individual, partnership, corporation or entity which has or acquires any interest in any Product from, through or under APB.

I.	"Detail Part" means a subcomponent of an Assembly or Kit.

J.	"Drawing" means an electronic or manual depiction of graphics or technical information representing a Product or any part thereof and which includes the parts list and specifications relating thereto.

K.	"First Article" ("FA") means the first Shipset of Products to be shipped in place to APB.

L.
"First Part Qualification" means the first representative parts or kits manufactured utilizing production processes to verify that the production processes are capable of yielding parts in compliance with the respective Engineering drawing and specifications.

M.	"FAA" means the United States Federal Aviation Administration or any successor agency thereto.

N.	"FAR" means the Federal Aviation Regulations in effect on the date of this Agreement.

O.	"In-Production Requirement" means any Spare Part which is in the current engineering configuration for the Product and is used on an aircraft model currently being modified.

P.
"Kit" means a collection of machined or formed parts manufactured according to a specific Bill of Material and usually supplied as one part, or kit, number, including both right hand and left hand components.

Q.	"LMI" has the meaning given in the Preamble.

R.	"Material Representative" means the individual designated from time to time by APB as being primarily responsible for interacting with LMI regarding this Agreement and any Order.

S.	"Non-Production Requirement" means any Spare Part which is no longer being manufactured in production or is in a non-current engineering configuration for the Product.

T.	"Order" means each purchase order issued by APB and accepted by LMI under the terms of this Agreement.

U.
"Product" means goods, including components and parts thereof, services, documents, data, software, software documentation and other information or items furnished or which may be furnished to APB under any Order, including Tooling, with respect to wing modification parts or kits, for the 767-300-ER/F wing modification program.

Master Agreement No. APB-LMI-001

V.	"Production Phase" means the period after which APB has obtained an STC for the 767-300ERF winglet system.

W.	"Repair" means to make a Product serviceable by replacing or processing failed or damaged parts.

X.	"Repairable Product" means a Spare Parts classification assigned by APB. Indicates that a failed or damaged Product can be restored to a serviceable condition.

Y.	"Routine" means a Spare Part required in LMI's normal lead-time.

Z.	"Shipset" means the total quantity of Product necessary for one (1) airplane. Left hand wing modification parts and right hand wing modification parts are necessary for one (1) airplane.

AA.	"Spare Part" ("Spares") means any Product, regardless of whether the Product is a wing modification Kit or Detail Part, which is intended for use or sale as a spare part.

BB.	"Supplemental Type Certificate" or "STC" means a certification vehicle obtained from the FAA used by third parties to supplement the OEM Type Certificate for an airplane model.

2.0                      TERM OF AGREEMENT, ORDERS

2.1                      Term of Agreement

This Agreement is in effect for five years, commencing as of the date referenced above. It can be extended by mutual agreement at any time, but not later than 180 days prior to its expiration. Either party may initiate the extension discussion through notifying the other party of its desire to extend the Agreement.

2.2                      Follow-on Models

This Agreement is not intended to extend to any follow-on models to the 767 family, should APB elect to undertake the development of those models. APB presently anticipates that follow on model work packages will be subject to a separate RFQ process. Assuming satisfactory performance by LMI under the Agreement, LMI will have the right to participate in any such RFQ.

2.3                      Order Quantity

Subject to Section 6.1 regarding final determination of prices, APB agrees to purchase from LMI 100 Shipsets of wing modification machined parts for the 767-300ER and 767-300F program. APB has the option to order 200 additional Shipsets upon the terms and condition set forth in this Agreement, at the Base Price finally determined according to Section 6.1. LMI will be prepared to make initial deliveries on or about February 1, 2008.

Master Agreement No. APB-LMI-001

2.4                      Issuance of Orders

APB expects to issue Orders to LMI annually for Products. For the first year only there will be at least two orders, one initial Order for two Shipsets to support flight testing, and one Order after testing and certification is completed for the balance of the first year's production articles. Thereafter, Orders will generally be issued one per calendar year, generally six months before the beginning of the calendar year. Each Order shall contain a description of the Products ordered, a reference to the applicable specifications and Drawings, the quantities and prices, the delivery schedule, the terms and place of delivery, and any special conditions.

Each Order shall be governed by and be deemed to include the provisions of this Agreement. The following note will be contained in any Order to which this Agreement is applicable:

"Order is subject to Master Agreement between APB and LMI dated [] as amended from time to time."

Any terms and conditions on the face of the Order which conflict with or are additional requirements to this Agreement will take precedence over this Agreement.

2.5                      Orders Containing Additional Terms

To the extent any Order includes special conditions, special delivery terms or any other terms or conditions that are additional to or different from those set forth in this Agreement, such Order is APB's offer to LMI in respect of such additional terms. Acceptance by LMI is strictly limited to the additional terms in the Order. APB will not be bound by any term or condition that is different from or in addition to the provisions of the Order, whether or not such term or condition will materially alter the Order. LMI's commencement of performance or acceptance of the Order in any manner shall conclusively evidence LMI's acceptance of the Order as written. APB may revoke any Order prior to APB's receipt of LMI's written acceptance or LMI's commencement of performance.

2.6                      Written Authorization to Proceed

The Material Representative may give written authorization on behalf of APB to LMI to commence performance before APB issues an Order. If such written authority to proceed or "ATP" specifies that an Order will be issued, APB and LMI shall proceed as if an Order had been issued. The parties shall promptly consult and use commercially reasonable efforts to agree on any open terms that would otherwise be required in an Order. If APB does not specify in its ATP that an Order shall be issued, APB's obligation is strictly limited to the terms of the ATP.

LMI may not proceed with any work under this Agreement without an explicit written ATP or written Order from APB. LMI may elect to proceed at risk prior to receipt of any such ATP or Order. In such case APB accepts no liability whatsoever for costs or other obligations incurred should an ATP or Order not be issued for any reason.

Master Agreement No. APB-LMI-001

2.7                      Rejection of Purchase Order

Any rejection by LMI of an Order shall be in writing and specify the reasons for rejection and any changes or additions that would make the Order acceptable to LMI. LMI may not reject (and accordingly shall accept) any Order that complies with the provisions of this Agreement and does not include additional terms or conditions.

3.0                      TITLE AND RISK OF LOSS

Title to and risk of any loss of or damage to the Products shall pass in accordance with Ex Works (INCOTERMS 2000). Accordingly, title and risk of loss shall pass to APB when the Products have been completed, passed inspection by LMI's final inspectors in accordance with Article 8.0, invoiced to APB, made available for shipment, and placed in storage at its facilities in Savannah, Georgia in accordance with Article 4.0. LMI will be liable to APB for any damage to the Products prior to pick up by the carrier that is caused by LMI's fault or negligence.

4.0                      DELIVERY PROCESS/INVOICE EVENT

4.1                      Delivery Requirements

LMI shall make all deliveries to or at the direction of APB strictly in accordance with the quantities, delivery schedule, and other requirements specified in the applicable Order. LMI may not make early deliveries or partial deliveries without APB's prior written authorization. Deliveries inconsistent with the terms of an Order may be returned to LMI at LMI's sole expense.

4.2                      Delivery Process

APB will request LMI to "Ship-in-Place" Products according to the delivery schedule set fort in the applicable Purchase Order. Ship-in-Place means that LMI has completed and invoiced APB for the Products in accordance with the Order schedule, and risk and title has passed to APB, however, the physical location of the Products is at LMI's facilities in Savannah, Georgia. For Ship-in-Place, LMI shall package the completed Products and store in an LMI-controlled secure inventory warehouse.

4.3                      Shipment Notification

APB will notify LMI when APB-owned inventory is required to be shipped to APB Customers. A shipment notification form and instructions will be provided to LMI at least four days prior to the scheduled ship date. LMI will confirm receipt of the shipment notification. A customs invoice will be supplied by LMI as required. APB shall make arrangements for the transport of Products from EXW LMI Savannah, Georgia to the destination designated by APB in the shipment notification. Payment in accordance with Article 6.0 of this Agreement shall be applicable from the date of Ship-in-Place and not the date of actual delivery to APB's Customers.

Master Agreement No. APB-LMI-001

4.4        Non-Excusable Delay 4.4.1 Delivery Performance

4.4.1                      Delivery Performance

Delivery shall be in accordance with the schedule set forth in the applicable Order. Any failure by LMI to meet a delivery schedule that is not an Excusable Delay as defined Article 15.0 shall be considered a "Non-Excusable Delay".

4.4.2                      Notification

If a Non-Excusable Delay is expected to occur or occurs that causes or may cause a delay in the performance by LMI of its obligations under the Agreement, LMI shall:

a.	notify APB of such Non-Excusable Delay immediately upon becoming aware of the same;

b.	describe the event causing the Non-Excusable Delay in reasonable detail;

c.	provide an evaluation of the obligations affected;

d.	indicate the probable duration and extent of such delay;

e.	notify APB of the measures that will be taken; and

f.	submit to APB an action plan to recover such delay.

4.4.3	Mitigation

If, as a consequence of a Non-Excusable Delay, LMI fails or anticipates that it shall fail to meet a delivery schedule, LMI shall use its best efforts, including overtime, to mitigate such delay. LMI shall be responsible for and shall, subject to the provisions of Section 4.4.4, pay all direct costs which may be incurred by APB as a consequence of the Non-Excusable Delay. LMI shall send the Product by another means of transportation and/or to a destination other than the one specified in the Agreement, at LMI's expense, in order to minimize delay

4.4.4                      APB's Rights

In the event of a Non-Excusable Delay during the Production Phase, APB may claim as liquidated damages the following:

a.	*

b.	*

(i)	*

* The text noted by asterisks has been redacted in connection with a request to the Securities and Exchange Commission for confidential treatment of such text pursuant to Rule 24b-2.  A copy of this Agreement including the redacted information has been submitted to the Securities and Exchange Commission as part of such request.

Master Agreement No. APB-LMI-001

(ii)	*

(iii)	*

The foregoing remedy is in addition to all other rights and remedies APB may have at law and/or under this Agreement, including under Article 14.0 "Events of Default and Remedies".

4.5                      Notice of Labor Disputes

LMI shall immediately notify APB of any actual or potential labor dispute that may disrupt the timely performance of an Order and/or impair the quality of any Product to be delivered. LMI shall include the substance of this Section 4.5, including this sentence, in any subcontract relating to an Order if a labor dispute involving the subcontractor would have the potential to delay the timely performance of such Order. Each subcontractor, however, shall only be required to give the necessary notice and information to its next higher-tier subcontractor.

5.0                      ON-SITE REVIEW AND RESIDENT REPRESENTATIVES

5.1                      Review

At APB's request, LMI shall provide at APB's facility or at a place designated by APB, a review explaining the status of the Order, actions taken or planned relating to the Order and any other relevant information. Nothing herein may be construed as a waiver of APB's rights to proceed against LMI because of any delinquency.

APB's authorized representatives may enter LMI's plant at all reasonable times to conduct preliminary inspections and tests of any Product and work-in-process. LMI shall include in its subcontracts issued in connection with an Order a like provision giving APB the right to enter the premises of LMI's subcontractors when requested by APB. LMI may accompany APB to LMI's subcontractors.

5.2                      Resident Representatives

APB may in its discretion and for such periods as it deems necessary assign resident personnel at LMI's facilities. LMI shall furnish, free of charge, all office space, secretarial service, and other facilities and assistance reasonably required by APB's representatives at LMI's plant. The resident team will provide communication and coordination to ensure timely performance of the Order. APB's resident team shall be allowed access to all work areas relevant to wing mod kit component production or kitting, order status reports and management review necessary to assure timely performance and conformance with the requirements of each Order. Notwithstanding such access, and all other inspections, reviews and the like contemplated by this Agreement, LMI shall be solely responsible to perform in accordance with each Order.

* The text noted by asterisks has been redacted in connection with a request to the Securities and Exchange Commission for confidential treatment of such text pursuant to Rule 24b-2.  A copy of this Agreement including the redacted information has been submitted to the Securities and Exchange Commission as part of such request.

Master Agreement No. APB-LMI-001

6.0                      PAYMENT/PRICING

6.1                      Product Pricing

Estimated prices for Products scheduled for delivery under this Agreement are set forth in Attachment A. Prices are in United States dollars, EXW (INCOTERMS 2000) LMI Aerospace, Inc., Savannah, Georgia. Prices include an estimated Base Price and an estimated Nonrecurring Price. It is understood between the parties that the price estimates, which are provided by LMI, are based on a Kit of parts deemed similar to the 767 program. Within a reasonable time after receipt of engineering drawings and finalization of designs post flight test, LMI will submit its final Base Price and final Nonrecurring Price on a revised Attachment A which will be considered an amendment to this Agreement if accepted by APB. APB will indicate its acceptance by countersigning the revised Attachment A and returning it to LMI.

If the Base Price or the Nonrecurring Price for the final engineered parts is substantially higher than LMI's estimated price, then LMI and APB will review engineering changes on a part by part basis versus the quoted estimated price, and endeavor to resolve through discussion the price differences.

Under such provisions, if the parties are unable to reach agreement on final prices, APB may exercise its right to request price estimates from third parties to produce Products or components of Products. If APB is able to obtain a lower price quotation of either the Base Price or the Nonrecurring Price, then APB may elect to procure Products from third parties, and will not be obligated to purchase any further Shipsets under Section 2.3.

6.2                      Payment

Unless otherwise provided in the applicable Order, payment of the Base Price will be paid Net 30 days from date of invoice except as otherwise agreed to by the parties. Invoicing will take place on completion of the Product and submission of Certificate of Conformity ("C of C"). All payments will be made by check, and are subject to adjustment for shortages, credits and rejections.

6.3                      Amortization of Nonrecurring Price

Any applicable nonrecurring costs will be amortized over the first 100 Shipsets. Any subsequent nonrecurring costs (caused by engineering change, for example) will be mutually negotiated between the parties and amortized over the Shipsets remaining in the initial 100 Shipset buy.

7.0                      PACKING AND SHIPPING

7.1                      Packaging

The prices shown for Winglet Modification Kits in Attachment A include packaging costs and all materials and labor required to package Products. Packaging shall be furnished by LMI in accordance with D37520-0 through -4, "Boeing Supplier Part Protection Guide".

Master Agreement No. APB-LMI-001

7.2                      General

LMI shall prepare for shipment and suitably pack all Products to prevent damage or deterioration and comply with any special instructions stated in the applicable Order. APB shall pay no charges for preparation, packing, crating or cartage unless stated in the applicable Order. Consistent with EXW (Incoterms 2000), LMI shall be responsible for making Products available to the freight forwarder and loading the Products on departure and bear the risks and costs of such loading.

APB may elect, if reasonable conditions exist, to request LMI to prepay, and if APB so elects LMI shall prepay, shipping and freight-forwarder costs, and invoice APB separately for these additional costs. Where APB has not identified a carrier, APB shall request LMI to secure the lowest transportation rates and comply with the appropriate carrier tariff for the mode of transportation specified by APB.

7.3                      Requirements for each Shipment

Unless otherwise directed by APB, all standard routing shipments forwarded on one day must be consolidated to the extent practical. Each container must be consecutively numbered and marked as set forth herein and below. Container and Order numbers must be clearly set out on the applicable bill of lading. Two copies of the packing sheets must be attached to the No. 1 container of each shipment and one copy in all other individual containers. Each pack sheet must include as a minimum the following: (a) LMI's name, address and phone number; (b) Order and item number; (c) ship date for the Products; (d) total quantity shipped and quantity in each container, if applicable; (e) legible pack slip number; (f) nomenclature; (g) unit of measure; (h) name and address of consignee if other than APB; (i) warranty data and certifications as applicable; (j) rejection tag, if applicable; (k) LMI's Certificate of Conformity; and (1) identification of optional material used, if applicable.

7.4                      Tariff Declaration

LMI may not make any declaration concerning the value of the Products shipped, except on Products where the tariff rating or rate depends on the released or declared value, and in such event the value shall be released or declared as determined by APB

7.5                      Unit Container Markings

The following markings shall be included on each unit container: (a) LMI's name; (b) LMI's part number, if applicable; (c) APB part number, if applicable; (d) part nomenclature; (e) Order number or identification of ATP; (f) quantity of Products in container; (g) unit of measure; (h) serial number, if applicable; (i) date (quarter/year) identified as assembly or rubber cure date, if applicable; (j) precautionary handling instructions or marking as required.

7.6               Shipping Container Markings

The following markings/labels shall be included on each shipping container: (a) name and address of consignee; (b) name and address of LMI (as consignor); (c) Order number; (d) part number as shown on the Order; (e) quantity of Products in container; (f) unit of measure; (g) box number; (h) total number of boxes in shipment; and, (i) precautionary handling, labeling or marking as required.

Master Agreement No. APB-LMI-001

8.0                      QUALITY ASSURANCE, INSPECTION, REJECTION, & ACCEPTANCE

8.1                      QA/Inspection/PMA

All work performed under this Agreement shall be in accordance with the requirements of the FAA approved Master Drawing List for each Product as maintained by APB.

FAA conformity on the first two Shipsets of Product will be required prior to shipment. The Conformity inspection will be performed by an FAA designee. The FAA designee verifies and documents product configuration and compliance with engineering requirements. Thereafter, APB will issue a PMA licensing letter to LMI to produce Products in accordance with APB's STC. LMI is required to obtain FAA PMA for subsequent Shipsets of all Products prior to their shipment.

8.2                      Quality Management System

LMI shall maintain a Quality Management System that meets or exceeds AS9100 Rev. B/ISO 9001:2000, or equivalent quality system, as amended from time to time, which is incorporated herein and made a part hereof by this reference and as applicable to Customer and/or regulatory authority standards. As part of this Quality Management System, LMI shall provide and maintain without additional charge to APB, an inspection system that complies with all specifications stated in this Agreement or the applicable Order. The Quality Management System will meet or exceed the requirements of Title 14 of the Code of Federal Regulations (14CFR) § 21.303(h) (1) through (9).

LMI shall tender to APB for acceptance only Products that have been provided and processed by approved sources in accordance with all specifications reflected in engineering drawings. All controlled finished and special processes must be performed in accordance with LMI special process approval as defined in the applicable Quality Inspection Plan as required by Section 8.2.1. If applicable, any proprietary processing must be performed by Boeing D1-4426 approved sources.

LMI shall perform a verification of engineering drawing dimensional requirements on all Products or shall submit a statistically valid sampling plan to APB for approval. LMI's personnel shall perform the inspection, witness the inspection, or have an APB approved inspection delegation procedure.

8.2.1                   Supplier Quality Plan

A Supplier Quality Plan is required for all Products supplied under this Agreement that meets the standards of AS9100 Section 7.1. Prior to manufacture of the Products, LMI will provide a mutually agreed upon Quality Plan. Copies of the plan shall be made available to APB's Customer and government representative upon request.

8.2.2                   Inspection

As part of the Quality Plan, LMI shall prepare records evidencing all inspections made under the system and the outcome of such inspections. These records shall be complete and made available in a timely manner to APB upon request during performance of the work under the Order and for seven years afterwards.

Master Agreement No. APB-LMI-001

APB may perform reviews and evaluations as reasonably necessary to ascertain compliance with the requirements of this Agreement. Such reviews and evaluations shall be conducted in a manner that will not unduly delay work under any applicable Order. The parties acknowledge that, notwithstanding such reviews, LMI controls the day-to-day production, delivery and associated documentation of its work, and therefore, APB's right of review, whether exercised or not, does not release LMI of any of its obligations of testing, inspection, quality control and associated documentation.

8.3                      Federal Aviation Administration or Equivalent Government Agency Inspection

APB, APB's Customers and the FAA or any equivalent government agencies or regulatory agencies shall have the right to inspect and test the material and workmanship of all the Products, review relevant quality related records and audit LMI at all places and times including, when practical, during the period of manufacture or provision of services. If any such audit, inspection or test is made on the premises of LMI, LMI shall furnish, without additional charge to the foregoing parties, reasonable facilities and assistance for the safe and convenient performance of audit, inspection or test.

8.4                      APB's Inspection, Acceptance and Rejection

Nonconforming Product: Notwithstanding (i) prior inspection, (ii) payment for, or (iii) use of the Products ordered hereunder, APB shall have the following rights with respect to any Products that do not conform to all requirements of the Order:

(i)
APB shall have the right to reject such Product(s). Rejection must occur within 60 days of delivery to APB's Customer; failure to reject within such period shall be deemed acceptance of the Product (but such failure to reject, or any other acceptance of the Products or inspections in connection therewith, shall be without prejudice to rights under LMI's warranty). All such rejected Product(s) shall be returned to LMI at LMI's risk and expense, transportation collection and declared at full value unless LMI advises otherwise, for full credit or refund, at APB's option. The rejected Product(s) returned to LMI shall not be replaced by LMI except upon written instructions from APB. Rejected Product(s) shall not again be tendered to APB for acceptance without written disclosure of prior rejection(s);

(ii)
Nonconforming Products may be repaired by APB or by a third party selected by APB and retained by APB at an equitable reduction in price, provided that the parties have first discussed and determined the liability as being LMI's. Should the parties agree that APB can proceed with the repair of the nonconforming Product(s), all terms and conditions of the Order shall remain in full force and effect as to the Products furnished by LMI; and.

In the event of a dispute as to liability, APB or third party will proceed diligently with any reasonable repairs, having notified LMI of its intention to do so, pending final settlement of the dispute.

(iii)	LMI will immediately notify APB if LMI or its subcontractors become aware of nonconforming Products after they have been shipped.

Master Agreement No. APB-LMI-001

8.5                      Certificate of Conformity (C of C)

LMI shall supply and include with each shipment a Certificate of Conformity (C of C) attesting to the release of the Products included in the shipment as follows:

•	Supplier Name and address
•	Date
•	Packing Sheet/list or C of C number
•	Order number
•	Identification of "Authorization to Ship" documents (in absence of Order)
•	Part Nomenclature
•	Part Number
•	Serial Numbers (if applicable)
•	Quantity of material, parts or kits to ship
•	Any applicable Discrepant Product document numbers, (i.e. APB or Customer rejection tag number)
•	Authorized LMI representation, name or stamp and signature
•	If applicable, an APB Source Inspection stamp and date of inspection.

All Products shall be marked with date of manufacture.

8.6                      Airworthiness Tag Requirement

LMI shall include with each shipment an FAA Airworthiness Tag 8130-3 executed by LMI as the designee for all APB designed products.

8.7                      Retention of Records; Compliance with Standards

LMI will retain on file all C of C's and evidence of conformance documents for all Product for seven years from delivery of Product. LMI affirms and represents that the Products meet and/or exceed all applicable APB, government, and/or LMI design control documents, inspection, validation, and functional test requirements, unless otherwise noted in APB disposition forms accompanying the Products. LMI confirms that any material supplied by APB for use in the specified manufacturing operations will be the only material used to perform such operations. For all raw materials being provided by LMI and incorporated into the Products, LMI shall maintain relevant chemical, physical and mechanical properties, test reports and evidence of conformance on file.

Copies of C of C's and other evidence of conformance documents shall be made available to APB, APB's Customer, and government representatives upon request and shall be retained for a period of seven years from delivery of Product. Such records shall not be discarded without APB's prior approval.

8.8                      Digital Data Control System

LMI shall employ a Digital Data control system to assure that the integrity of engineering and/or tooling configuration is maintained throughout LMI's Digital Data Control system from receipt of the electronic data through creation of derivatives, to product acceptance (Ref. Boeing D6-51991).

Master Agreement No. APB-LMI-001

8.9                      First Article Inspection

Products manufactured and supplied to APB under this Agreement require First Article Inspection ("FMI"). All First Article Inspection Reports ("FAIR") must be in the format as defined in Aerospace Standard SAE AS9102 current revision. If forms other than those contained in the standard are used, they must contain all "Required" and "Conditionally Required" information.

FAIRs are to be completed on new Products representative of the first production run. Prototype parts are not to be used for the FAIR. Partial First Article Inspections shall be performed when any of the events noted in section 5.3 of AS9102 occur.

All FAIRs shall be signed by authorized personnel, stamped and dated and, if required by Aerospace Standard SAE AS9102, shall be approved by APB.

8.10               Tool Control System

LMI shall maintain a formal, internal tool control system that allows for the proper segregation, maintenance and accountability of APB-owned tooling. Annual inventories of said tooling shall be performed with the results maintained in accordance with contractual requirements. Upon request, the results of said inventories shall be forwarded to APB for review.

8.11                      Direct Sales/Regulatory Approvals

Neither LMI nor any of its subcontractors or suppliers may sell any Product directly to anyone except APB unless APB's prior written authorization is obtained. If APB provides its authorization, it is LMI's responsibility and LMI agrees to obtain the necessary regulatory approvals and to mark and/or otherwise identify any Products so produced in accordance with all applicable regulations, provided that, if it is impossible for LMI to obtain such approval, APB and LMI agree to pursue another possible reasonable solution to minimize the impact.

9.0        PRODUCTION RATE

LMI will supply 767-300ER/F wing modification kits ordered by APB up to a rate of *                     Shipsets per month. Shipset requirements above this rate will be mutually negotiated between the parties.

10.0               CHANGES

10.1               Change Orders

The Material Representative may at any time by written change order make changes within the general scope of an Order in any one or more of the following: drawings, designs, specifications, APB-furnished data, including but not limited to Loft, Loads, Interface Control Drawing, shipping, packing, place of inspection, place of delivery, place of acceptance, adjustments in quantities, adjustments in delivery schedules, or the amount of APB furnished material. LMI shall proceed immediately to perform the Order as changed. If any such change causes an increase or decrease in the cost of and/or the time required for the performance of any part of the work, whether changed or not changed by the change order, an equitable adjustment calculated in accordance with Section 10.3 shall be made in the price of or the delivery schedule for those Products affected, and the applicable

* The text noted by asterisks has been redacted in connection with a request to the Securities and Exchange Commission for confidential treatment of such text pursuant to Rule 24b-2.  A copy of this Agreement including the redacted information has been submitted to the Securities and Exchange Commission as part of such request.

Master Agreement No. APB-LMI-001

Order shall be modified in writing accordingly. Any claim by LMI for adjustment under this Article 10.0 must be received by APB in writing no later than 60 days from the date of receipt by LMI of the written change order or within such further time as the parties may agree in writing or such claim shall be deemed waived. Nothing in this Section 10.1 shall excuse LMI from proceeding with an Order as changed, including failure of the parties to agree on any adjustment to be made under this Article 10.0.

10.2              Examination of Records for Changes

LMI shall maintain complete and accurate records related to all change orders. Such records shall itemize accurately and completely all services performed, allowances claimed and costs incurred by LMI in the performance of each change order, including but not limited to those factors which comprise or affect direct labor hours, direct labor rates, material costs, burden rates and subcontracts. Such records and other data shall be capable of verification through audit and analysis by APB and be available to APB at LMI's facility for APB's examination and audit at all reasonable times from the date of the applicable change order until three years after final payment under such Order. LMI shall provide assistance to interpret such data if requested by APB. Such examination shall provide APB with complete information regarding LMI's performance for use in price negotiations with LMI relating to existing or future orders for Products, including but not limited to negotiation of equitable adjustments for changes and termination/obsolescence claims pursuant to Article 10.0. APB shall treat all information disclosed under this Section as confidential.

10.3               Computation of Equitable Adjustment

The Rates and Factors set forth in Attachment B, which by this reference are incorporated herein, shall be used to determine the equitable adjustment, if any, to be paid by APB pursuant to Article 10.0 for each individual change.

LMI shall include in each claim sufficient detail to explain the amount claimed, including detailed inventory schedules and a detailed break-down of all costs claimed separated into categories (materials, purchased parts, finished components, labor, burden, general and administrative), and to explain the basis for allocation for all other costs.

10.4                      Obsolescence

Claims by LMI to APB for obsolete or surplus material and work-in-process created by change orders issued by APB to LMI pursuant to this Section shall be subject to the procedures set forth in Section 10.3, except that LMI may not submit in any calendar year a claim for obsolete or surplus material resulting from an individual change order which when aggregated with the cost of other changes in that calendar year, and not to that point paid by APB, has a total claim value of Two Thousand Five Hundred Dollars ($2,500.00) or less.

10.5                      Configuration

Under the Agreement, design of the Wing Modification Machined Parts will be provided by APB or APB's design contractor. LMI will be expected to participate during the design phase to assure the released engineering is compatible with LMI processes and capabilities.

Master Agreement No. APB-LMI-001

10.5.1                  Configuration Changes

LMI and its subcontractors shall ensure that all applicable requirements including drawings, specifications, qualifications, etc. under the contract with APB are flowed down to all suppliers and subcontractors performing work on APB Products. LMI shall not make any configuration changes to any Products, which could affect form, fit, function, performance or price without APB's prior written consent. Notification and approval of configuration changes include those parts which are superseded by another part. All LMI configuration change requests shall be submitted to APB's Material Representative in writing for approval prior to configuration change processing.

10.6                      Pre-STC Expedite Costs/Issues

Both parties recognize that design changes may be required, both before and after flight test, that may require LMI to conduct expedite activities to meet flight test or initial production deadlines. LMI agrees that to the extent a design change released by APB requires a part change that is within LMI's published parts manufacturing lead time (as documented in file: "Copy of WingIet Parts 7-27-07Revb.xls"), LMI will not be entitled to reimbursement for expedite costs. To the extent a requested design change requires parts changes that are not within LMI's published part's lead time, LMI will notify APB in writing of the estimated cost to implement and expedite the design change, and submit a claim to APB for direct expedite costs according to Article 10.0, Changes.

10.7               Planning Schedule

Any planning schedule or quantity estimate provided or otherwise accepted by APB shall be used solely for production planning. APB may purchase Products in different quantities and specify different delivery dates as necessary to meet APB's requirements. Such planning schedule and quantity estimate shall be subject to adjustment from time to time. Any such adjustment is not a change under Article 10.0, but subject to Article 11.0 of this Agreement.

11.0               ACCELERATION/DECELERATION AT NO COST

Notwithstanding Article 10.0, APB may make changes in the delivery schedule without additional cost or change to the price stated in the applicable Order if (a) the delivery date of the Product under such Order is on or before the last date of the calendar year covered by the Order; and (b) APB provides LMI with written notice of such changes. Upon receipt of written notice of the schedule change, LMI shall make its best effort to implement the change as soon as possible. The schedule change shall be implemented no later than four months after notification of schedule acceleration or three months after notification of schedule deceleration. If notification is made to LMI less than the limits above, LMI may assert for costs in accordance with Article 10.0, Changes.

If APB requires production rates beyond LMI's reasonable ability to achieve, APB will, at its option, exercise its right to secure a second source for production.

12.0               PRODUCT SUPPORT AND ASSURANCE

12.1               Warranty

LMI expressly represents and warrants that each Product will:

Master Agreement No. APB-LMI-001

(a)	be manufactured, repaired, tested, certified, weighed, inspected, shipped, sold, and delivered by LMI in accordance with the terms of this Agreement and

(b)
be manufactured, repaired, tested, certified, weighed, inspected, shipped, sold, delivered and subjected to any process or procedure by LMI, in strict compliance with applicable laws, including Federal Aviation Regulations; and

(c)
conform to its specification, be suitable for its intended purpose, be free from defects in workmanship, material and material selection, process of manufacture, free from liens and encumbrances, and shall conform to the applicable drawings and requirements of the Agreement and the applicable Order. Exceptions are for conditions caused by improper installation by APB or Customer, normal wear and tear, and failure to properly maintain and service the Product.

The Warranty will remain in effect for four years from the date the Product goes into service with the Customer, or five years from the date the Product is delivered to APB at the point of delivery (shipped in place), whichever occurs first.

LMI shall be obligated to promptly replace or repair such defective Products or correct any defective work on the Products, or provide authorization for third parties to effect such repairs at LMI's expense, at APB's sole discretion. LMI shall pay for any transportation charges incurred by APB and Product de-installation and installation charges resulting directly from the replacement or repair activity of such defective Products. APB shall notify LMI within a reasonable period after the detection of a defect.

In the event of a dispute as to whether a breach of Warranty has occurred, LMI agrees to proceed diligently with any reasonable repairs, replacement or correction directed by APB pending final settlement of the dispute. If it is determined that no such breach has occurred, APB shall pay LMI upon demand the reasonable price of the repairs, corrections or replacements made by LMI including reasonable profit.

APB's sole and exclusive warranty remedy against LMI is the repair or replacement of defective parts, refund of the purchase price as provided herein, or reimbursement for third party repairs, and no other remedy in respect of warranties shall be available to APB including direct, indirect, incidental or consequential damages for lost profits, lost sales, or any other incidental or consequential loss.

12.2        Insurance

12.2.1                    Products and Completed Operations Liability

LMI warrants and represents to APB at all times during the performance of any Order, and during the term of the Agreement, LMI will carry and maintain products and completed operations liability insurance in an amount not less that $*                    with respect to legal liability to a person or third party arising out of an accident.

Prior to the performance of any obligation set forth in this Agreement, LMI will provide APB with certificates of insurance reflecting full compliance with the insurance requirements stated in

* The text noted by asterisks has been redacted in connection with a request to the Securities and Exchange Commission for confidential treatment of such text pursuant to Rule 24b-2.  A copy of this Agreement including the redacted information has been submitted to the Securities and Exchange Commission as part of such request.

Master Agreement No. APB-LMI-001

this Section. Annual renewal certificates will be submitted to APB before the expiration of the policy period.

The amount of insurance obtained by a party will in no way limit the indemnification obligations of the party under this Agreement.

12.2.2                    Property Insurance

LMI shall obtain and maintain continuously in effect a property insurance policy covering loss or destruction of or damage to all property in which APB does or could have an insurable interest pursuant to this Agreement, including but not limited to Tooling, APB-furnished property, raw materials, parts, work-in process, incomplete or completed assemblies and all other Products or parts thereof, and all drawings, specifications, data and other materials relating to any of the foregoing in each case to the extent in the possession or under the effective care, custody or control of LMI, in the amount of full replacement value thereof providing protection against all perils normally covered in an "all risk" property insurance policy (including without limitation fire, windstorm, explosion, riot, civil commotion, aircraft, earthquake, flood or other acts of God). Any such policy shall be with insurers reasonably acceptable to APB and shall (i) provide for payment of loss thereunder to APB, as loss payee, as its interests may appear and (ii) contain a waiver of any rights of subrogation against APB, its subsidiaries, and their respective directors, officers, employees and agents.

12.2.2.1                 Certificate of Insurance

LMI shall provide to APB certificates of insurance reflecting full compliance with the requirements set forth in Section 12.2.1 and 12.2.2. Such certificates shall be kept current and in compliance throughout the period of this Agreement and shall provide for 30 days advanced written notice to APB in the event of cancellation, non-renewal or material change adversely affecting the interests of APB.

12.2.2.2                 Notice of Damage or Loss

LMI shall give prompt written notice to APB of the occurrence of any damage or loss to any property required to be insured herein. If any such property shall be damaged or destroyed, in whole or in part, by an insured peril or otherwise, and if no Event of Default shall have occurred and be continuing, then LMI may, upon written notice to APB, settle, adjust, or compromise any and all such loss or damage not in excess of $5,000 Dollars in any one occurrence, and $10,000 Dollars in the aggregate. LMI may settle, adjust or compromise any other claim by LMI only after APB has given written approval, which approval shall not be unreasonably withheld.

12.3               Indemnity

LMI will defend, indemnify and hold harmless APB from and against any and all claims, costs (including attorney fees), demands, proceedings and liabilities howsoever arising and of whatever nature, of any person or loss of or damage to any property, arising out or in respect of any Products provided or any work performed by LMI under this Agreement.

APB will defend, indemnify and hold harmless LMI from and against any and all claims, costs (including attorney fees), demands, proceedings and liabilities howsoever arising and of whatever

Master Agreement No. APB-LMI-001

nature, of any person or loss of or damage to any property, arising out of or in respect of any design defect of any Product.

12.4               Notice of Claim

If at any time a party becomes aware that a breach of this Agreement has occurred or that there is or may be a claim made against the party, the party will immediately notify the other party of such breach or claim. Notice under this Section shall be provided to the parties at the respective addresses identified in Section 27.1 of this Agreement unless otherwise specified.

13.0              TERMINATION FOR CONVENIENCE

13.1                      Basis for Termination; Notice

APB may, from time to time and at APB's sole discretion, terminate all or part of any Order issued hereunder, and/or written authorization to proceed as specified in Section 2.6 of this Agreement, by written notice to LMI. Any such written notice of termination shall specify the effective date and the scope of any such termination.

13.2                      Termination Instructions

On receipt of a written notice of termination pursuant to Section 13.1, unless otherwise directed by APB, LMI shall:

A.	Immediately stop work as specified in the notice;

B.	Immediately terminate its subcontracts and purchase orders relating to work terminated;

C.	Settle any termination claims made by its subcontractors or suppliers; provided, that APB shall have approved the amount of such termination claims prior to such settlement;

D.	Preserve and protect all terminated inventory and Products;

E.
At APB's request, transfer title (to the extent not previously transferred) and deliver to APB or APB's designee all supplies and materials, work-in-process, Tooling and manufacturing drawings and data produced or acquired by LMI for the performance of this Agreement and any Order, all in accordance with the terms of such request;

F.	Be compensated for such items to the extent provided in Section 13.3 below;

G.	Return, or at APB's option and with prior written approval, destroy, all APB Proprietary Information and Materials in the possession, custody or control of LMI;

H.	Take such other action as, in APB's reasonable opinion, may be necessary, and as APB shall direct in writing, to facilitate termination of this Order; and

I.	Complete performance of the work not terminated.

Master Agreement No. APB-LMI-001

13.3               LMI's Claim

If APB terminates an Order in whole or in part pursuant to Section 13.1 above, LMI may submit a written termination claim to APB in accordance with the terms of this Section 13.3. In addition to the portion of the Base Price incurred by the LMI with respect to such terminated Order, LMI may include in each termination claim any unpaid portion of the amortized and incurred Nonrecurring Price to the extent provided by Attachment A. In no event shall the total of previously paid Nonrecurring Price and such claimed Nonrecurring Price exceed the Total Nonrecurring Price identified in Attachment A. Each termination claim shall be submitted to APB not later than six (6) months after LMI's receipt of the termination notice and shall be in the form prescribed by APB. LMI shall include in each claim sufficient detail to explain the amount claimed, including detailed inventory schedules and a detailed breakdown of all costs claimed separated into categories (e.g., materials, purchased parts, finished components, labor, burden, general and administrative), and to explain the basis for allocation of all other costs. Any costs incurred by LMI for inventory and work-in-process in accordance with the Orders prior to the termination, except those previously paid for, shall be reasonably compensated by APB at cost.

13.4               Failure to Submit a Claim

Notwithstanding any other provision of this Article 13.0, if LMI fails to submit a termination claim within the time period set forth above, LMI shall be barred from submitting a claim and APB shall have no obligation to pay LMI under this Article 13.0 or otherwise except for those Products previously delivered and accepted by APB and those claims submitted to APB within the provided time period in accordance with this Article 13.0.

13.5                       Partial Termination

Any partial termination of an Order shall not alter or affect the terms and conditions (including without limitation unit prices) of the Order or any Order with respect to Products not terminated. Termination of one Order shall not affect any other Order(s).

13.6                      Exclusions or Deductions

The following items shall be excluded or deducted from any termination claim submitted by LMI:

A.	All un-liquidated advances or other payments made by APB to LMI pursuant to a terminated Order;

B.	Any claim which APB has against LMI;

C.	The agreed price for scrap allowance;

D.	Except for normal spoilage and any risk of loss assumed by APB, the agreed fair value of property that is lost, destroyed, stolen or damaged.

Master Agreement No. APB-LMI-001

13.7               Partial Payment/Payment

Payment, if any, to be made under this Article 13.0 shall be made by APB to LMI 30 days after settlement between the parties or as otherwise agreed to between the parties.

13.8               LMI's Accounting Practices

LMI shall apply the "normal accounting practices" it has used in developing the price of the Product(s) in determining the allocable costs at termination. For purposes of this Section 13.8, LMI's "normal accounting practices" refers to LMI's method of charging costs as a direct charge, overhead expense, or general administrative expense.

13.9               Records

Unless otherwise provided in this Agreement or by law, LMI shall maintain all records and documents relating to the terminated portion of the Order for three (3) years after final settlement of LMI's termination claim.

14.0               EVENTS OF DEFAULT AND REMEDIES

14.1                      Events of Default

The occurrence of any one or more of the following events shall constitute an "Event of Default":

A.
Any failure by LMI to deliver, when and as required by this Agreement or any Order, any Product, except as provided in Article 15.0 (Excusable Delay) and such failure shall continue unremedied for a period of 30 days or more following receipt by LMI of notice from APB specifying such failure;

B.	Any failure by LMI to provide an acceptable Assurance of Performance within the time specified in Article 18.0, or otherwise in accordance with applicable law;

C.
Any failure by LMI to perform or comply with any obligation set forth in Article 23.0 (Proprietary Information and Materials) and such failure shall continue un-remedied for a period of five days or more following receipt by LMI of notice from APB specifying such failure;

D.
Any participation by LMI in the sale, purchase or manufacture of airplane parts under the scope of this Agreement without the required approval of the FAA and such failure shall continue un-remedied for a period of 30 days or more following receipt by LMI of notice from APB specifying such failure;

E.	APB determines that LMI's Quality Management System or Quality Supply Plan inadequate, and LMI fails to address such inadequacy with 30 days of being notified of the same by APB;

Master Agreement No. APB-LMI-001

F.
Any failure by LMI to perform or comply with any obligation set forth in this Agreement and such failure shall continue un-remedied for a period of 45 days or more following receipt by LMI of notice from APB specifying such failure; or

G.
(a) the suspension, dissolution or winding-up of LMI's business, (b) LMI's insolvency, or its inability to pay debts, or its nonpayment of debts, as they become due, (c) the institution of reorganization, liquidation or other such proceedings by or against LMI or the appointment of a custodian, trustee, receiver or similar person for LMI's properties or business, (d) an assignment by LMI for the benefit of its creditors, or (e) any action of LMI for the purpose of effecting or facilitating any of the foregoing.

14.2                       Remedies

If any Event of Default shall occur:

A.    Cancellation

APB may, by giving written notice to LMI, immediately cancel this Agreement and/or any Order, in whole or in part, and APB shall not be required after such notice to accept the tender by LMI of any Products with respect to which APB has elected to cancel this Agreement, provided APB shall pay LMI for all Products ordered by APB and delivered by LMI to APB.

B.     Cover

APB may manufacture, produce or provide, or may engage any other persons to manufacture, produce or provide, any Products in substitution for the Products to be delivered or provided by LMI hereunder with respect to this Agreement or any Order and, in addition to any other remedies or damages available to APB hereunder or at law or in equity, APB may recover from LMI the difference between the price for each such Product and the aggregate expense, including, without limitation, administrative and other indirect costs, paid or incurred by APB to manufacture, produce or provide, or engage other persons to manufacture, produce or provide, each such Product.

C.     Rework or Repair
Where allowed by the applicable regulatory authority, APB or its designee may rework or repair any Product in accordance with Article 12.0.

D.    Setoff

APB may set off against and apply to the payment or performance of any obligation, sum or amount owing at any time to APB hereunder or under any Order, all deposits, amounts or balances held by APB for the account of LMI and any amounts owed by APB to LMI.

E.     Tooling and other Materials

LMI shall upon the request of APB, immediately transfer and deliver to APB or APB's designee title and possession to any or all (i) Tooling, (ii) APB-furnished material, (iii) raw materials, parts, work-in-process, incomplete or completed assemblies, and all other Products or parts thereof in the possession or under the effective control of LMI or any of its subcontractors (iv) Proprietary Information and Materials of APB including without limitation planning data, drawings and other Proprietary Information and Materials relating

Master Agreement No. APB-LMI-001

to the design, production, maintenance, repair and use of Tooling, in the possession or under the effective control of LMI or any of its subcontractors, in each case free and clear of all liens, claims or other rights of any person. In consideration of APB's acquisition of title to the Tools, data and material, the termination settlement shall take into account any damage payable by LMI to APB as a result of any event of default and such amount shall be accounted to a set off against the unrecovered Nonrecurring Price.

LMI shall be entitled to receive from APB reasonable compensation for any item accepted by APB which has been transferred to APB pursuant to this Section 14.E (except for any item the price of which shall have been paid to LMI prior to such transfer, and except for items covered by 14.E (ii) and (iv); provided, however, that such compensation shall not be paid directly to LMI, but shall be accounted for as a setoff against any damages payable by LMI to APB as a result of any Event of Default.

F.     Remedies Generally

No failure on the part of APB in exercising any right or remedy hereunder, or as provided by law or in equity, shall impair, prejudice or constitute a waiver of any such right or remedy, or shall be construed as a waiver of any Event of Default or as acquiescence therein. No single or partial exercise of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. No acceptance of partial payment or performance of any of LMI's obligations hereunder shall constitute a waiver of any Event of Default or a waiver or release of payment or performance in full by LMI of any such obligation. All rights and remedies of APB hereunder and at law and in equity shall be cumulative and not mutually exclusive and the exercise of one shall not be deemed a waiver of the right to exercise any other.

G.     Contractual Liability

LMI shall be liable to APB for the timely and proper performance of its obligations under this Agreement and, except to the extent of the indemnities and specific remedies as set out in the Agreement, shall be liable for all direct costs, direct losses, damages and liabilities, including without limitation costs and expenses incidental thereto such as but not limited to legal fees which may be incurred by APB as a consequence of the failure by LMI to comply with its obligations under the Agreement or as a consequence of the termination of the Agreement. APB agrees to provide LMI with the breakdown of the said costs, losses, damages and liabilities referenced above in this Section 14.2.

15.0               EXCUSABLE DELAY

If delivery of any Product is delayed by unforeseeable circumstances beyond the control and without the fault or negligence of LMI or of its suppliers or subcontractors (any such delay being hereinafter referred to as "Excusable Delay"), the delivery of such Product shall be extended for a period to be determined by APB after an assessment by APB of alternate work methods. Excusable Delays may include, but are not limited to, acts of God, war, riots, acts of government, fires, floods, epidemics, quarantine restrictions, freight embargoes, strikes or unusually severe weather, but shall exclude among other things, LMI's noncompliance with any rule, regulation or order promulgated by any governmental agency, or nonperformance of LMI suppliers. However, the above notwithstanding, APB expects LMI to continue production, recover lost time and support all schedules as established

Master Agreement No. APB-LMI-001

under this Agreement or any Order. If delay in delivery of any Product is caused by the default of any of LMI's subcontractors or suppliers, such delay shall not be considered an Excusable Delay unless such delay is caused for reasons the same as those considered to be Excusable Delay for LMI. If delivery of any Product is delayed by any Excusable Delay for more than three (3) months, APB may, without any additional extension, cancel this Agreement or all or part of any Order with respect to the delayed Products, and exercise any of its remedies in accordance with Section 14.2, except for 14.2.B, "Cover", provided however, that APB shall not be entitled to monetary damages or specific performance to the extent LMI's breach is the result of an Excusable Delay.

16.0         SUSPENSION OF WORK

APB may at any time, by written order to LMI, issued pursuant to this Article 16.0, require LMI to stop all or any part of the work called for by this Agreement for up to one hundred twenty (120) days hereafter referred to as a "Stop Work Order". On receipt of a Stop Work Order, LMI shall promptly comply with its terms and take all reasonable steps to minimize the occurrence of costs arising from the work covered by the Stop Work Order during the period of work stoppage. Within the period covered by the Stop Work Order (including any extension thereof) APB shall either (i) cancel the Stop Work Order or (ii) terminate or cancel the work covered by the Stop Work Order in accordance with the provisions of Articles 13.0 or 14.0. In the event the Stop Work Order is canceled by APB or the period of the Stop Work Order (including any extension thereof) expires, LMI shall promptly resume work in accordance with the terms of this Agreement or any applicable Order.

If the Stop Work Order has resulted in a change in the schedule or cost of performance, an equitable adjustment shall be made in the price and/or delivery schedule, according to Section 10.3, and the Order or this Agreement, as appropriate, will be modified in writing accordingly. LMI must assert any claim for adjustment within sixty (60) days from the date of receipt of the Stop Work Order.

17.0	TERMINATION OR CANCELLATION AND INDEMNITY AGAINST SUBCONTRACTOR CLAIMS

APB shall not be liable for any loss or damage resulting from any termination pursuant to Section 13.0 except as expressly provided in Section 13.3, or any cancellation under Section 14.0, except to the extent that such cancellation shall have been determined to have been wrongful, in which case such wrongful cancellation shall be deemed a termination pursuant to Section 13.0 and therefore shall be limited to the payment to LMI of the amount or amounts identified in Section 13.3. As subcontractor claims are included in LMI's termination claim pursuant to Section 13.3, LMI shall indemnify APB and hold APB harmless from and against (i) any and all claims, suits and proceedings against APB by any subcontractor or supplier of LMI in respect of any such termination pursuant to Section 13.0 and (ii) and any and all costs, expenses, losses and damages incurred by APB in connection with any such claim, suit or proceeding.

18.0               ASSURANCE OF PERFORMANCE

18.1               LMI to Provide Assurance

If APB determines, at any time or from time to time, that it is not sufficiently assured of LMI's full, timely and continuing performance hereunder, or if for any other reason APB has reasonable grounds for insecurity, APB may request, by notice to LMI, written assurance (hereafter an

Master Agreement No. APB-LMI-001

"Assurance of Performance") with respect to any specific matters affecting LMI's performance hereunder, that LMI is able to perform all of its respective obligations under this Agreement when and as specified herein. Each Assurance of Performance shall be delivered by LMI to APB as promptly as possible, but in any event no later than 30 calendar days following APB's request therefore and each Assurance of Performance shall be accompanied by any information, reports or other materials, prepared by LMI, as APB may reasonably request. APB may suspend all or any part of APB's performance hereunder until APB receives an Assurance of Performance from LMI satisfactory in form and substance to APB.

18.2               Meetings and Information

APB may request one or more meetings with senior management or other employees of LMI for the purpose of discussing any request by APB for Assurance of Performance or any Assurance of Performance provided by LMI. LMI shall make such persons available to meet with representatives of APB as soon as may be practicable following a request for any such meeting by APB and LMI shall make available to APB any additional information, reports or other materials in connection therewith as APB may reasonably request.

19.0                       LEAD TIMES

APB shall issue an initial Order for the first two Shipsets of Products. Thereafter, Products for APB requirements, assuming no break in the Production Phase, will be ordered at least 26 weeks prior to the scheduled date of delivery from LMI to APB. Provided, however, LMI shall request of APB as required written authorization to proceed as defined in Section 2.6 for the purchase of long lead-time materials, in sufficient time to support the scheduled deliveries.

20.0               PERFORMANCE VISIBILITY AND REVIEWS

When requested by APB, LMI shall provide all necessary program performance data, and when so requested, LMI shall prepare and conduct a program performance review specific to the scope of this program, pursuant to any Order or program.

21.0               RESPONSIBILITY FOR APB PROPERTY

On delivery to LMI of any materials, parts, Tooling or other property, title to any of which is held by APB, LMI shall assume the risk of and shall be responsible for any loss thereof or damage thereto, as long as they are in the custody and control of LMI, and/or its supplier(s). APB shall retain ownership of such materials, parts, Tooling or other property, and shall extend full permission to LMI for the proper and intended use of such property in the exclusive execution of this Agreement. In accordance with the provisions of an Order, but in any event on completion thereof, LMI shall return such property to APB in the condition in which it was received except for reasonable wear and tear, and except to the extent that such property has been incorporated in Products delivered under such Order or has been consumed in the normal performance of work under such Order.

22.0               LIMITATION OF LMI'S RIGHT TO ENCUMBER ASSETS

LMI warrants to APB that LMI has good title to all inventory, work-in-process, tools,-equipment and materials to be supplied by LMI in the performance of its obligations under any Order ("Inventory"),

Master Agreement No. APB-LMI-001

and that pursuant to the provisions of such Order, it will transfer to APB title to such Inventory, whether transferred separately or as part of any Product delivered under the Order, free of any liens, charges, encumbrances or rights of others, provided that LMI reserves the right to physically possess and use all inventory during the terms of this Agreement.

23.0               PROPRIETARY INFORMATION AND MATERIALS

23.1               Protection of Proprietary Information

As used in this Agreement:

"Materials" means any materials containing Proprietary Information.

“Proprietary Information" means all proprietary, confidential or trade secret information disclosed by either party to the other or entrusted to either party by a third party. This information includes, but is not limited to, information relating to inventions, computer technology and programming, computer software, research, development, engineering, manufacturing, purchasing, accounting, marketing or selling. This information may be contained in materials such as engineering and tool drawings and design, tools and tooling models, samples, electronic and non-electronic data, specifications, reports, calculation, compilations, manuals, patent applications or computer programs, whether or not such materials bear proprietary markings, or tangible items conveying or embodying such information, or may be in the nature of unwritten knowledge or know-how;

"Background Proprietary Information" means any Proprietary Information belonging to a party which is or was developed prior to or outside of, and not in the course of work under this Agreement and which is disclosed by either party to the other in the course of work under this Agreement and includes Background Inventions;

"Background Invention(s)" means any invention(s) owned by either party prior to or outside or not for the purposes of work under this Agreement which becomes or is the subject of a patent application or issued patent and which is disclosed by either party to the other in the course of work under this Agreement;

"Project Proprietary Information" means any Proprietary Information developed in the course of work under this Agreement and includes Project Inventions;

"Project Invention(s)" means any invention(s) conceived in the course of work under this Agreement and which becomes the subject of one or more patent applications.

Each of APB and LMI shall keep confidential and protect from disclosure to third parties all Background Propriety Information and Project Proprietary Information of the other. Except as otherwise provided in this Agreement, neither APB nor LMI shall disclose to any person, firm or corporation such information of the other party unless the other party provides its prior written consent.

APB and LMI shall each use the other party's Background Proprietary Information and Project Proprietary Information only in the performance of and for the purpose of this Agreement and/or any

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Order (consistent with the foregoing, LMI shall not manufacture Products or Spare Parts for, or sell Products or Spare Parts to, any party other than APB). Notwithstanding the foregoing and the prior paragraph, APB shall have the right to use and disclose such information of LMI for the purposes of testing, certification, use, sale, or support of any Product delivered under this Agreement, or any airplane including a Product; and provided that APB shall obtain an appropriate non-disclosure covenant from such receiving party.

Upon (i) either party's request or (ii) in the event of completion, termination or cancellation of this Agreement, each party shall return, subject to the provisions of Section 23.1 herein, all Background Proprietary Information and all Project Proprietary Information of the other party, and all materials comprising or derived from such information to the other party, unless specifically directed otherwise in writing by the other party.

Each party shall not, without the prior written authorization of the other party, sell or otherwise dispose of (as scrap or otherwise) any parts or other materials containing, conveying, embodying, or made in accordance with or by reference to any Background Proprietary Information and Project Proprietary Information of the other party, provided that this provision is not intended to prevent APB from selling Products to Customers. Prior to disposing of such parts or materials as scrap, each party shall render them unusable. Each party shall have the right to audit the other party's compliance with this Article 23.0.

LMI may disclose Background Proprietary Information and Project Proprietary Information of APB to its subcontractors as required for the performance of an Order, provided that each such subcontractor first assumes, by written agreement to the benefit of both LMI and APB, the same obligations imposed upon LMI under this Article 23.0. LMI shall be liable to APB for any breach of such obligation by such subcontractor.

The provisions of this Article 23.0 and Section 23.1 are effective in lieu of, and will apply notwithstanding the absence of, any restrictive legends or notices applied to the relevant information and shall survive the performance, completion, termination or cancellation of this Agreement or any Order.

This Article 23.0 supersedes and replaces any and all other prior agreements or understandings between the parties to the extent that such agreements or understandings relate to obligations of APB or LMI to the other relative to Background Proprietary Information or Project Proprietary Information, regardless of whether disclosed to the receiving party before or after the effective date of this Agreement.

Each party shall retain exclusive ownership rights in its own Background Proprietary Information and its own Project Proprietary Information, solely and independently developed by the party, subject to usage rights, licenses provided by this Article 23.0.

All Project Proprietary Information jointly developed by APB and LMI during work under this Agreement shall be owned as follows:

(i)
All Project Proprietary Information consisting of design and engineering documents (including Engineering Drawings and Reports) related to the Product, shall belong to APB. LMI hereby assigns all rights it may have in such Project Proprietary Information to APB, and LMI shall not use, or disclose to any party any such Project Proprietary Information;

Information to APB, and LMI shall not use, or disclose to any party any such Project Proprietary Information;

(ii)	All other Project Proprietary Information shall be owned by APB. APB agrees to assign to LMI a worldwide, non-exclusive, royalty free license to use such information.

(iii)
Notwithstanding item (ii) above, any development and/or improvements made to each party's Background Proprietary Information will be the retained solely by the originating party, will be treated as such party's Background Proprietary Information, and is not to be considered Project Proprietary Information.

The restrictions on the receipt and use by each party of the other party's Background Proprietary Information and the other party's Project Proprietary Information shall not apply to Proprietary Information which goes into the public domain through no fault of the receiving party.

23.2               License of LMI's Background Proprietary Information and Inventions

(a)
LMI hereby grants to APB a non-exclusive, royalty-free, worldwide right and license, without right of sub-license, (i) to use LMI's Background Proprietary Information and Inventions and LMI's Project Proprietary Information and Inventions (collectively, "LMI Materials") in connection with the development and support of the Product, (ii) to sell, lease, transfer, or otherwise convey to third parties the right to use the Product acquired from LMI and incorporating LMI's Materials.

(b)
Anything to the contrary in this Agreement notwithstanding, if this Agreement is terminated by APB pursuant to Article 13.0 or Article 14.0 hereof, APB shall have a non-exclusive, royalty-free, worldwide right and license, to use LMI Materials to produce the Products by itself.

(c)
If APB requires production rates beyond LMI's reasonable ability to achieve (i.e.: capacity or labor constraints) APB has the right to secure a second source for production and for that purposes shall have the rights under (b) and the right sub-license the LMI Materials to a third party to produce the Products.

(d)	Except as provided for in this Article 23.0, APB shall have no right to use, nor shall APB disclose to any third party, LMI's Background Materials in any manner.

(e)	LMI shall execute and deliver, promptly after receiving a request from APB, a license agreement in a form and substance satisfactory to APB, acting reasonably.

23.3               Limitation of License

Background Proprietary Information and Project Proprietary Information conveyed to a party under this Agreement are licensed to the receiving party only for the limited purposes set forth in this Article 23.0. No disclosure of Background Proprietary Information and Project Proprietary Information will be construed as granting (i) a license under any patent, patent application, or copyright, or (ii) any right of ownership in such materials or information.

Master Agreement No. APB-LMI-001

24.0               COMPLIANCE WITH LAWS

24.1               LMI's Obligation

LMI shall comply with all laws, including, but not limited to, any statute, rule, regulation, judgment, decree, order, or permit applicable to its performance under this Agreement. LMI shall (1) notify APB of any obligation under this Agreement which is prohibited under applicable law, at the earliest opportunity but in all events sufficiently in advance of LMI's performance of such obligation so as to enable the identification of alternative methods of performance, and (2) notify APB at the earliest possible opportunity of any aspect of its performance which becomes subject to additional regulation or which LMI reasonably believes will become subject to additional regulation during the performance of this Agreement.

24.2               Export Controls

LMI acknowledges that all information, drawings, tooling, data, specifications, and other items provided by APB to LMI, and all products , items, data, drawings, information, and services made or derived from the same, are subject to U.S. and other export control laws. In addition to the other limitations and restrictions contained in this Agreement, LMI agrees that it shall not export, re-export, or provide access to any such information, drawings, tooling data, specifications, items, Products or services referred to in the prior sentence to non-U.S. persons or individuals in violation of U.S. export control laws.

25.0               INTEGRITY IN PROCUREMENT

APB's policy is to maintain high standards of integrity in procurement. APB's employees must ensure that no favorable treatment compromises their impartiality in the procurement process. Accordingly, APB's employees must strictly refrain from soliciting or accepting any payment, gift, favor or thing of value, which improperly influences their judgment with respect to either issuing an Order or administering this Agreement. Consistent with this policy, LMI agrees not to provide or offer to provide any employees of APB any payment, gift, favor or thing of value for the purpose of improperly obtaining or rewarding favorable treatment in connection with any Order or this Agreement. LMI shall conduct its own procurement practices and shall ensure that its suppliers conduct their procurement practices consistent with these standards. If LMI has reasonable grounds to believe that this policy may have been violated, LMI shall immediately report such possible violation to the Material Representative.

26.0               INFRINGEMENT

LMI represents and warrants that each and every Product, in the form to be delivered to APB, is and will be free from any known claim for U.S. patent infringement and that any affixed labels or trademarks are free from any known claim for copyright or trademark infringement. LMI shall indemnify APB and save it harmless against such infringement liability based upon APB's possession or resale, provided that: (i) LMI is promptly notified by APB of any such claim for such infringement; (ii) such infringement is claimed specifically against the Product "as delivered" by LMI to APB and unchanged by any acts of APB from such "as delivered" state; and (iii) such infringement was not a result of use or sale of the Product in combination with other items and would not have occurred from the Product by itself. In the event of suit, LMI shall, at LMI's

Master Agreement No. APB-LMI-001

election, have sole charge and direction thereof, in which event APB shall provide LMI reasonable assistance in the defense thereof as LMI may require. APB shall have the right to be represented in such suit by advisory counsel at APB's expense.

27.0	NOTICES

27.1	Addresses
To APB:	Attention:	Procurement Specialist
Aviation Partners Boeing 3415 South 116th Street Seattle, Washington 98168 Phone: 206-762-1171 extension xxx Fax: 206-242-9347
To LMI:	Attention:	___________________________ LMI Savannah Phone:______________ Fax:________________

27.2                      Effective Date

The date on which any such communication is received by the addressee is the effective date of such communication.

27.3               Approval or Consent

With respect to all matters subject to the approval or consent of either party, such approval or consent shall be requested in writing and is not effective until given in writing. With respect to APB, authority to grant approval or consent is limited to the Material Representative.

28.0               PUBLICITY

LMI will not, and will require that its subcontractors and suppliers of any tier will not, (i) cause or permit to be released any publicity, advertisement, news release, public announcement, or denial or confirmation of the same, in whatever form, regarding any Agreement or Order or Products, or the program or Customer to which they may pertain, or (ii) use, or cause or permit to be used, the APB name or any APB trademark (or the name or trademark of any affiliate of APB) in any form of promotion or publicity without APB's prior written approval.

29.0               RESPONSIBILITY FOR PERFORMANCE

29.1               Flowdown of Requirements

LMI shall be responsible for the requirements of this Agreement and any Order referencing this Agreement. LMI shall bear all risks of providing adequate facilities and equipment to perform each Order in accordance with the terms thereof. LMI shall include as part of its subcontracts those elements of the Agreement which protect APB's rights including but not limited to right of entry

Master Agreement No. APB-LMI-001

provisions, proprietary information and rights provisions, quality control provisions, and management and control of APB assets. In addition, LMI shall provide to its subcontractors sufficient information to clearly document that the work being performed by LMI's subcontractor is to facilitate performance under this Agreement or any Order. Sufficient information may include but is not limited to Order number, ATP description, or the name of the Material Representative.

29.2               Performance During Disputes

If a dispute between LMI and APB arises under this Agreement or any Order, each party agrees to continue with the performance of the Agreement and any Order under dispute, including the delivery of Products and payment for Products at the Order price, pending resolution of the dispute.

29.3               Disputes

In the event of any dispute over the terms of this Agreement or any Order issued under this Agreement, LMI and APB shall use its best efforts to resolve the matter without commencing legal proceedings. Disputes will be settled by individuals who have been designated by their respective parties. As a prerequisite to legal proceedings, except in any case in which a party must seek injunctive relief in order to avoid irreparable harm, any dispute which cannot be settled promptly by such individuals shall be referred for resolution by an officer or other senior representative of each of the parties, each of whom shall have the authority to settle the matter in controversy.

If the officers or other senior management representatives of the parties to whom any dispute has been referred for resolution are unable to resolve such dispute within 30 days of reference of the dispute, or such longer period as the parties may agree, the dispute shall be resolved through binding arbitration conducted in accordance with the American Arbitration Association ("AAA"). The AAA shall administer the arbitration under its procedures and the provisions of this Article shall govern. Any award rendered by the arbitrator shall be in writing, set forth the reasons for the award based upon the law, and shall be final and binding upon the parties. Any judgment upon such award may be entered and enforced in any court of competent jurisdiction.

29.4               Subcontracting

LMI shall maintain complete and accurate records regarding all subcontracted items and/or processes. LMI's use of subcontractors shall comply with LMI's quality assurance system approval for said subcontractors. No subcontracting by LMI shall relieve LMI of its obligation under this Agreement or the applicable Order.

Where required by the requirements of the Order, no raw material and/or material process may be incorporated in a Product unless: (a) LMI uses a source approved by APB or (b) APB has surveyed and qualified LMI's receiving inspection personnel and laboratories to test the specified raw materials an/or material process. No waiver of survey and qualification requirements will be effective unless granted by APB's Engineering and Quality Control Departments. Utilization of an APB-approved raw material source does not constitute a waiver of LMI's responsibility to meet all specification requirements.

Master Agreement No. APB-LMI-001

29.5                      Reliance

APB's entering into this Agreement is in part based upon APB's reliance on LMI's ability, expertise and awareness of the intended use of the Products. LMI agrees that APB and APB's Customers may rely on LMI as an expert, and LMI will not deny any responsibility or obligation hereunder to APB or APB's Customers on the grounds that APB or APB's Customers provided recommendations or assistance in any phase of the work involved in producing or supporting the Products, including but not limited to APB's acceptance of specifications, test data or the Products.

29.6               Assignment

In addition to assignment of any of LMI's rights or obligations under this Agreement, the following shall be included as "assignments": (i) a consolidation or merger of LMI; (ii) a change directly or indirectly in the ownership or voting rights of more than 50% of the issued and outstanding stock of or equity interest in LMI; (iii) any assignment or transfer of this Agreement by LMI which would otherwise occur by operation of law, merger, consolidation, reorganization, assignment, transfer, or other significant change in corporate or proprietary structure; and (iv) the sale, assignment or transfer of all or substantially all of the assets of LMI.

LMI shall notify APB reasonably in advance of any event of assignment.

This Agreement and each Order shall inure to the benefit of and be binding on each of the parties hereto and their respective successors and assigns. In the event that the assignment identified herein reasonably appears to APB to materially affect the ability of LMI to discharge its obligations under this Agreement, APB shall be entitled to disapprove of the assignment and in such cases terminate this Agreement in accordance with Article 14.0.

LMI may assign claims for monies due or to become due under any Order provided that APB may recoup or setoff any amounts covered by any such assignment against any indebtedness of LMI to APB or any claim by APB against LMI, whether arising before or after the date of the assignment or the date of this Agreement, and whether arising out of any such Order or any other agreement between the parties. APB may settle all claims arising out of any Order, including termination claims, directly with LMI and will not be obligated to deal directly in any way with LMI's assignee.

30.0               PRODUCT SUPPORT

30.1                      Policy

APB provides its Customers with worldwide product support. LMI acknowledges that its fulfillment of its obligations under this Agreement, including but not limited to this Article 31.0, is crucial to enable APB to support its Customers.

30.2               Scope

The requirements set forth in this Article apply to Products provided by LMI for installation on Aircraft or for use in the maintenance and operations support of Aircraft.

Master Agreement No. APB-LMI-001

30.3               AOG Response

LMI will employ its best efforts to provide the earliest possible delivery of any Spare Part designated AOG by APB. Such effort includes but is not limited to working 24 hours a day, seven days a week and use of premium transportation. LMI shall respond, and when possible, specify the delivery date and time of any such AOG Spare Part, within four hours of receipt of an AOG Spare Part request.

30.4               Routine / Class II Response

LMI shall expend reasonable business efforts (i.e., excluding overtime, expedite, or premium efforts) to provide delivery within standard lead-time of any Spare Part designated Routine (or Class II) by APB. LMI shall respond, and when possible, specify the delivery date and time of any such Routine Spare Part, within one business day of receipt of a Routine Spare Part request.

30.5               Designation by APB

APB will endeavor to order Spares as Routine or Class II classification; however, in cases where APB Customers require parts classified as "AOG", APB will so indicate to LMI and LMI shall perform all duties as required under Section 30.3.

30.6                      Reclassification or Re-exercises

APB may from time to time as it considers appropriate instruct LMI to re-prioritize or reclassify an existing Spare Part Order in order to improve or otherwise change the established shipping schedule. LMI shall expend the effort required as set forth above in the definitions of the Spare Part Order to meet the revised requirement. LMI's commitment of a delivery schedule shall be given in accordance with that set forth above for the applicable classification, but in no case shall it exceed 24 hours from notification by APB.

30.7               Spare Parts Pricing

The price for all in production spares and details shall be per the latest Bill of Material kit price for each part. The cost of packaging associated with the spare is considered part of the Spares price. LMI may charge an appropriate handling fee for each Spares request, regardless of the number of individual parts associated with each request. LMI Spares handling fees may be assessed as follows:

Spares Requests During Normal Business Hours                                                                                                    $*

Spares Requests Evenings and Weekends                                                                                                               $*

Out of production Spares will be priced as mutually negotiated between APB and LMI at the time of the order.

30.8               Packaging of Spare Parts

LMI shall package Spare Parts in accordance with ATA 300. Repairable components shall be packaged one each in reusable containers. Expendable components shall be packaged and identified as specified in ATA 300. Styrofoam dunnage such as pellets, peanuts, popcorn, etc., shall not be utilized.

* The text noted by asterisks has been redacted in connection with a request to the Securities and Exchange Commission for confidential treatment of such text pursuant to Rule 24b-2.  A copy of this Agreement including the redacted information has been submitted to the Securities and Exchange Commission as part of such request.

Master Agreement No. APB-LMI-001

30.9               Special Handling

The price for all effort associated with the handling and shipment preparation of Spare Parts is deemed to be included in the price of the Spare Part. Spare Parts shall be shipped FOB EXW (INCOTERMS 2000) LMI, Savannah. Shipping instructions will be provided to LMI at time of the Spare Parts order, or as appropriate. If APB directs delivery of Spare Parts to a delivery point other than EXW LMI, APB shall reimburse LMI for shipping charges, including insurance, paid by LMI from the plant to the designated delivery point. Such charges shall be shown separately on all invoices.

30.10                       LMI's Spares Point of Contact

LMI shall provide a point of contact for Spare Part Orders to facilitate prompt order processing. This point of contact is as follows:

Supplier	Commercial Account Manager
Phone:	912-748-8973
FAX:	912/748-9821
EMAIL:	________________________

30.11                      Communications Response Times

LMI shall respond to communication from APB within the following time periods:

Telephone	Within 8 hours
Wire (Telex, etc.)	Within 24 hours
Letter	Within 10 calendar days
Request for Quotation	Within 10 calendar days
AOG or Routine/Class II	As specified above in Article 13.0

30.12                      General Product Support Requirements

30.12.1                   Resolution of Product Warranty Claims

LMI, on receipt of a written request for assistance to resolve a product warranty claim, shall provide a written response to each written notice of a defect submitted under this Section 31.12 within ten working days from the date of receipt. In the event LMI disallows any such claim, LMI shall provide a reasonable explanation of such disallowance to APB and/or Customer.

LMI shall perform warranty Correction in accordance with Section 12.1 of this Agreement. LMI shall furnish APB and/or Customer with all the data and information in its possession relevant to the warranty claim. LMI shall provide to APB and/or Customer LMI's findings as to the cause of the problem, and upon determination of an interim or final solution, shall provide to APB and/or Customer a plan and schedule for Correction.

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30.12.2                   Technical Assistance Requests - Product Manufacture

APB may request LMI's assistance regarding the Product manufacture, which falls outside the warranty claim process. Upon request by APB's Program Manager, LMI shall provide to APB technical assistance pertaining to the manufacture of the Product. This assistance may be in the form as is reasonably determined by LMI at the time of the request. LMI shall make best commercially reasonable effort to support in a timely manner. Any costs or expense incurred by LMI's employees in providing assistance will be borne by APB.

30.12.3                   Agreement to Manufacture and Sell

LMI shall manufacture and sell Spare Parts and Products to APB only, per the terms of this Agreement.

31.0               TOOLING

A current Certified Tool List, Attachment C, will be submitted to APB by LMI and updated each time tools are added or deleted by LMI. The Certified Tool List will include all program Tooling created to support this contract, including all Tool Designs, Tool Drawings, NC tapes, Tooling Masters, Soft and Hard Production Tooling, Assembly Fixtures, Inspection Fixtures and program-specific Shop Aides. Title to Tooling passes to APB at First Article Delivery for each program.

The Tooling identified in the Certified Tool List, Attachment C, shall be capable of supporting the maximum rate identified.

LMI shall adhere to the documents listed below, which are incorporated herein and made a part hereof by this reference, to design, fabricate, validate, control and maintain all program Tooling:

•	D33200, Supplier Tooling Document
•	D33011, Tool Design Manual
•	D33181, Tool Procedure Manuals
•	D33041, Tool Identification Codes
•	D32082, Trim Tool Document
•	D32101, Plastics Tooling Document

Notwithstanding anything contained in this Agreement, if APB declares that an event of default has occurred, APB may direct LMI to deliver, and LMI will deliver, at no charge to APB, all Tooling to the location directed by APB and in accordance with the schedule provided by APB.

32.0               APB-OWNED TOOLING

In the event APB furnishes Tooling to LMI, LMI shall comply with the Terms and Conditions applicable to any Blanket Tooling Purchase Control Order in effect at the time.

No replacement or rework of any APB-owned Tooling shall be performed without APB's prior written consent. APB shall notify LMI of any action required for discrepant Tooling. LMI will be responsible for routine tool maintenance and repairs, and replacement of APB-owned Tools shall be for the account of APB.

Master Agreement No. APB-LMI-001

33.0               STATUS REPORTS/REVIEWS

When requested by APB, LMI shall update and submit, as a minimum, monthly status reports on data requested by APB using a method mutually agreed upon by APB and LMI.

When requested by APB, LMI shall provide to APB a manufacturing milestone chart identifying the major purchasing, planning and manufacturing operations for the applicable Product(s).

34.0               APB-FURNISHED MATERIAL AND DATA

A Bonded Stores Agreement shall be entered into by APB and LMI for any APB furnished equipment or materials. APB may elect to supply components to LMI for inclusion into the end item kit BOM, at APB's discretion. Any such components will be identified and coordinated with LMI prior to delivery of first article machined parts kits.

APB shall furnish LMI with all the technical information which is necessary for LMI to fulfill its responsibility and as set forth in drawings and applicable Technical Statements of Work in a timely manner.

35.0               INVENTORY AT CONTRACT COMPLETION

Subsequent to LMI's last delivery of Product(s), Products which contain, convey, embody or were manufactured in accordance with or by reference to APB's proprietary materials including but not limited to finished goods, work-in-process and detail components (hereafter "Inventory") which are in excess of Order quantity shall be made available to APB for purchase. In the event APB, in its sole discretion, elects not to purchase the Inventory, LMI may scrap the Inventory. Prior to scrapping the Inventory, LMI shall mutilate and/or render it unusable. LMI shall maintain, pursuant to their quality assurance system, records certifying destruction of the applicable Inventory. Said certification shall state the method and date of mutilation and destruction of the subject Inventory. APB or applicable regulatory agencies shall have the right to review and inspect these records at any time it deems necessary. In the event LMI elects to maintain the Inventory, LMI shall maintain accountability for the inventory and LMI shall not sell or provide the Inventory to any third party without prior specific written authorization from APB. Failure to comply with these requirements shall be a material breach and grounds for default pursuant to Article 14.0.

36.0               CONFIGURATION CONTROL OF PRODUCTS

After the issuance of the STC, LMI agrees not to make any change in materials or design details which would affect the Product or any component part thereof including without limitation (a) part number identification, (b) physical or functional interchangeability, or (c) repair and overhaul procedures and processes and material changes which affect these procedures, without prior written approval of APB. LMI will place this Article 36.0 clause in all its subcontracts for LMI identified purchased equipment whether such equipment is supplied to LMI as an end item or as a component part of an end item.

Master Agreement No. APB-LMI-001

37.0               NON-WAIVER

APB's failure at any time to enforce any provision of an Order or this Agreement does not constitute a waiver of such provision or prejudice APB's right to enforce such provision at any subsequent time.

38.0               HEADINGS

Section headings used in this Agreement are for convenient reference only and do not affect the interpretation of the Agreement.

39.0               PARTIAL INVALIDITY

If any provision of any Order or this Agreement is or becomes void or unenforceable by force or operation of law, the other provisions shall remain valid and enforceable.

40.0               APPLICABLE LAW; JURISDICTION

This Agreement and each Order, including all matters of construction, validity and performance, shall in all respects be governed by, and construed and enforced in accordance only with the law of the State of Washington, without reference to any rules governing conflicts of law. LMI hereby irrevocably consents to and submits itself exclusively to the jurisdiction of the applicable courts of the State and federal courts in Washington for the purpose of any suit, action or other judicial proceeding arising out of or connected with any Order or the performance or subject matter thereof. LMI hereby waives and agrees not to assert by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that (a) LMI is not personally subject to the jurisdiction of the above-named courts, (b) the suit, action or proceeding is brought in an inconvenient forum or (c) the venue of the suit, action or proceeding is improper. The U.N. Convention for the International Sale of Goods shall not apply to this Agreement.

41.0               AMENDMENT

Subject to the exceptions expressly set forth in this Agreement, oral statements and understandings are not valid or binding. Except as otherwise provided in Sections 10.0 and 11.0, no Order may be changed or modified except in writing, signed by LMI and the Material Representative.

42.0               LIMITATION

LMI may not (except to provide an inventory of Products to support delivery acceleration and to satisfy reasonable replacement and Spares requirements) manufacture or fabricate Products or procure any goods in advance of the reasonable flow time required to comply with the delivery schedule in the applicable Order except as otherwise expressly authorized in writing by APB. Notwithstanding any other provision of an Order, LMI is not entitled to any equitable adjustment or other modification of such Order for any manufacture, fabrication, or procurement of Products not in conformity with the requirements of the Order, unless APB's written consent has first been obtained. Nothing in this Article 43.0 shall be construed as relieving LMI of any of its obligations under the Order.

Master Agreement No. APB-LMI-001

43.0               LITIGATION

In the event that any taxing authority has claimed or does claim payment for taxes or duties, LMI shall promptly notify APB, and LMI shall take such action as APB may direct to pay or protest such taxes or to defend against such claim. The actual and direct expenses, without the addition of profit and overhead, of such defense and the amount of such taxes as ultimately determined as due and payable shall be paid directly by APB or reimbursed to LMI. If LMI or APB is successful in defending such claim, the amount of such taxes recovered by LMI, which had previously been paid by LMI and reimbursed by APB or paid directly by APB, shall be immediately refunded to APB.

43.1                      Rebates

If any taxes paid by APB are subject to rebate or reimbursement, LMI shall take the necessary actions to secure such rebates or reimbursement and shall promptly refund to APB any amount recovered.

44.0               ENTIRE AGREEMENT / ORDER OF PRECEDENCE / SURVIVAL

44.1               Entire Agreement

This Agreement (including all Orders), sets forth the entire understanding between APB and LMI with respect to, and supersedes, any and all other prior agreements, understandings and communications between APB and LMI related to its subject matter. The rights and remedies afforded to APB pursuant to this Agreement are in addition to any other rights and remedies afforded by law or otherwise.

44.2               Incorporated by Reference

In addition to the documents previously incorporated herein by reference, the documents listed below are by this reference made a part of this Agreement:

Engineering Drawing by Part Number and, if applicable, related Outside Production Specification Plan (OPSP).

Any other exhibits or documents agreed to by the parties to be a part of this Agreement.

44.3               Order of Precedence

In the event of a conflict or inconsistency between any of the terms of the following documents, the following order of precedence shall control:

1.                Order (excluding Agreement)

2.                Engineering Drawing by Part Number and, if applicable, related drawing deviations as requested by Buyer

3.                This Agreement

4.                Any other exhibits or documents the parties agree shall be part of the Agreement.

Master Agreement No. APB-LMI-001

44.4               SURVIVAL

The provisions of Sections 12.1 (through the terms of the warranty), 12.3, 29.3, and Articles 17.0, 23.0, 26.0, 27.0, 28.0, 39.0, 40.0, 41.0, 43.0, 44.0, and other provisions that by their terms survive termination or expiration of this Agreement, and obligations that have accrued prior to expiration or termination of this Agreement, shall survive termination or expiration of this Agreement.

EXECUTED as of the date and year first written above by the duly authorized representatives of the parties.

APB WINGLETS COMPANY, LLC	LMI AEROSPACE, INC.

Name:	Name:
Title:	Title:
Date:	Date:

Master Agreement No. APB-LMI-001

ATTACHMENT A
Pricing

(Estimated. To be updated and finalized pursuant to Section 6.1)

Base Price

For first 100 Shipsets                                                                                              $*

Base Price is the price per Shipset. Prices are estimates until all detail drawings have been released. Firm pricing based on released engineering will be finalized pursuant to Section 6.1 of this Agreement.

Pricing identified above is the kit price per Shipset, exclusive of nonrecurring costs. APB's Order to LMI shall indicate part number(s) required for each Shipset of Products.

Nonrecurring Price

Total Nonrecurring Costs                                                                                     $*

Nonrecurring Price (amortized over 100 Shipsets)                                            $*

Prices are estimates until all detail drawings have been released. Firm pricing based on released engineering will be finalized pursuant to Section 6.1 of this Agreement.

Spares Pricing

Spare parts will be priced according to Article 31.0, Product Support.

* The text noted by asterisks has been redacted in connection with a request to the Securities and Exchange Commission for confidential treatment of such text pursuant to Rule 24b-2.  A copy of this Agreement including the redacted information has been submitted to the Securities and Exchange Commission as part of such request.

Master Agreement No. APB-LMI-001

ATTACHMENT B

Rates & Factors

The following rates and factors will be used on all price change negotiations during the period of performance of this Agreement.

Production Labor:	$ * /hour
(includes direct labor rate of $ * /hour, Labor burden of * %, G&A, and profit
Direct Engineering Labor Rate	N/A
Material Burden:	* %
G&A	* %
Profit	* %

* The text noted by asterisks has been redacted in connection with a request to the Securities and Exchange Commission for confidential treatment of such text pursuant to Rule 24b-2.  A copy of this Agreement including the redacted information has been submitted to the Securities and Exchange Commission as part of such request.

Master Agreement No. APB-LMI-001

ATTACHMENT C
Certified Tooling List

(to be provided by LMI once APB-owned tooling is complete and accepted by APB QA)

Tool Number	Nomenclature	Tool Code	Unit No.	Location
XYZ	Holding Fixture	HF	1	Savannah

Master Agreement No. APB-LMI-001